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                                                                    EXHIBIT 3.4


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             CABLETRON SYSTEMS, INC.


         Cabletron Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: That, pursuant to action taken at a meeting of the Board of Directors of the Corporation held on March 17, 1995, the Board of Directors of the Corporation has duly adopted the following resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation, as amended, of the Corporation, declaring the advisability thereof and calling for submission of the proposed amendment to the stockholders of the Corporation for their approval and adoption:

         RESOLVED:                  That the Restated Certificate of
                                    Incorporation, as amended, of this Company
                                    (the "Certificate") be amended so that the first sentence of Article IV of the Certificate read in its entirety as follows:

                                            "The total number of shares of stock
                                            that this Corporation shall have
                                            authority to issue is Two Hundred
                                            Forty Million (240,000,000) shares
                                            of Common Stock, $.01 par value per
                                            share, and Two Million (2,000,000)
                                            shares of Preferred Stock, $1.00 par
                                            value per share.";

                                    that the directors deem such amendment to be advisable; and that such amendment be submitted to this Company's stockholders for their consideration and approval at the next Annual Meeting of Stockholders.

         FURTHER
         RESOLVED:                  That subject to the adoption of the
                                    aforesaid Certificate by the Stockholders of the Company, that appropriate officers of the

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                                    Company be, and each of them acting singly
                                    is, hereby authorized in the name and on behalf of the Company to execute, acknowledge, and certify such Certificate, such execution and acknowledgment to be conclusive evidence of such approval, and to file or cause to be filed the same in the Office of the Secretary of State of the State of Delaware.

         SECOND: That the Annual Meeting of Stockholders of the Corporation was duly called and subsequently held on July 6, 1995, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Cabletron Systems, Inc. has caused this Certificate of Amendment to be signed by Craig R. Benson, its Chairman of the Board, and Michael D. Myerow, its Secretary, this 6th day of July, 1995.


                                          CABLETRON SYSTEMS, INC.


                                          By:    /s/ Craig R. Benson
                                             -----------------------------------
                                               Craig R. Benson
                                               Chairman of the Board


Attest:


By:    /s/ Michael D. Myerow
   -----------------------------
     Michael D. Myerow
     Secretary


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